News Release

                Great Pee Dee Bancorp, Inc. Announces Stockholder
                   Vote in Favor of Merger with First Bancorp
                                and Cash Dividend


Friday, March 14, 2008 (For Immediate Release)
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     Cheraw, South Carolina - Great Pee Dee Bancorp, Inc. (NASDAQ - PEDE)
("Great Pee Dee") reports that its stockholders held a special meeting of stockholders on March 14, 2008 in order to vote on a proposed merger with First Bancorp (NASDAQ - FBNC), the holding company for First Bank. At this meeting, it was reported that the stockholders have approved the proposed merger. The terms of the agreement call for shareholders of Great Pee Dee to receive 1.15 shares of First Bancorp common stock for each share of Great Pee Dee stock they own.

     Additionally, Great Pee Dee reports that its Board of Directors has declared a cash dividend in the amount of $0.16 per share. The dividend is payable on April 4, 2008, to stockholders of record on March 25, 2008.

     John Long, President and Chief Executive Officer of Great Pee Dee, stated, "We are pleased with the results of today's vote, and we look forward to joining with First Bancorp. I believe this merger will benefit both our stockholders and our customers. We expect the merger of Great Pee Dee with First Bancorp to be completed on April 1, 2008. We expect the Sentry Bank & Trust branches to be converted to branches of First Bank in mid-May."

About Great Pee Dee Bancorp, Inc.
---------------------------------

     Great Pee Dee is the holding company for Sentry Bank and Trust, a three-branch community bank headquartered in Cheraw, South Carolina, with two branches in Cheraw and one branch in Florence, South Carolina. At December 31, 2007, Great Pee Dee had total assets of $221 million.

About First Bancorp
-------------------

     First Bancorp is the holding company for First Bank, a community bank headquartered in Troy, North Carolina with approximately $2.3 billion in total assets. First Bank has 70 branches, with 63 branches operating in a twenty-one county market area in the central piedmont and coastal regions of North Carolina, three branches in Dillon County, South Carolina, and four branches in Virginia (Abingdon, Dublin, Radford, and Wytheville), where First Bank does business as First Bank of Virginia. The Company also has a loan production office in Blacksburg, Virginia.

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Forward-Looking Statements
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     This news release contains forward-looking statements, including statements about future operating results and other forward-looking information for First Bancorp and Great Pee Dee Bancorp, Inc. These statements constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. As such, the statements involve significant risks and uncertainties. Actual results may differ materially due to such factors as:
(1) expected cost savings from the merger not materializing within the expected time frame; (2) revenues following the merger not meeting expectations; (3) failure to retain the customer bases of the two institutions following the merger; (4) competitive pressures among financial institutions increasing significantly; (5) costs or difficulties related to the integration of the businesses of First Bancorp and Great Pee Dee Bancorp, Inc. being greater than anticipated; (6) general economic conditions being less favorable than anticipated; (7) legislation or regulatory changes adversely affecting the business in which the combined company will be engaged; and (8) the timing of the completion of the transactions.